EXHIBIT 10.20
SECOND ADDENDUM TO THE AGREEMENT
BETWEEN HORIZON BANK, N.A.
AND JAMES H. FOGLESONG
WHEREAS, on January 29, 2001, Horizon Bank, N.A. (the “Bank”) entered into an Agreement (the “Agreement”) with James H. Foglesong (the “Employee”), pursuant to which the Bank and Employee set forth the terms and conditions with respect to the Employees’ responsibilities upon a “Change in Control” (as defined in the Agreement); and
WHEREAS, pursuant to Section 19 of the Agreement, the parties reserved the right to modify the Agreement by written agreement signed by both parties; and
WHEREAS, the parties desire to modify the Agreement to reflect a change in the Employee’s job title and related responsibilities;
NOW, THEREFORE, effective as of January 1, 2009, the Bank and the Employee amend the Agreement in the following particulars:
1.	All references to the Employee’s job title as “Chief Financial Officer” throughout the Agreement are deleted and replaced with the job title “Chief Internal Auditor.”

2.	Section 3 of the Agreement is deleted in its entirety and replaced with the following:
“3. Duties of Employee. During the term, Employee shall be the Chief Internal Auditor of the Bank and shall be responsible for the coordination and completion of the internal audit programs of the Bank, as well as Horizon Bancorp and its related entities (collectively referred to as ‘Horizon’). This includes but is not limited to managing Horizon’s relationship with its third party internal auditing firm, conducting internal audits, assisting to establish the internal audit schedule and timely completion of the audit work. Employee shall also be responsible for coordinating the efforts of the Board of Directors of Horizon Bancorp Audit Committee (the ‘Committee’), including timely submission of all audit reports, and other duties as assigned by the Committee, and for managing Horizon’s enterprise risk management program, which includes identifying direction and volume of risk and coordinating efforts to mitigate risk. In addition, Employee shall perform such duties and responsibilities for the Bank as may be assigned by the Bank and which are not unreasonably inconsistent with the duties currently being performed by the Employee; provided, however, that such duties shall be performed in or from the principal executive offices of the Bank, currently located in Michigan City, Indiana. Employee shall not be required to be absent from the location of the principal executive offices of the Bank on travel status or otherwise more than 30 days in any calendar year. Bank shall not, without the written consent of the Employee, relocate or transfer Employee to a location more than 30 miles from his principal residence. During the Term, Employee shall devote substantially all business time, attention and energy, and reasonable best efforts, to the interests and business of the Bank and to the performance of the Employee’s duties and responsibilities on behalf of the Bank. Employee may use his discretion in fixing the hours and schedule of work consistent with the proper discharge of the Employee’s duties. Employee, subject to the direction and control of the Bank’s Board of Directors (‘Bank Board’) and Chief Executive Officer, shall have all power and authority commensurate with the Employee’s status and necessary to perform the Employee’s duties hereunder. As long as Employee is employed by the Bank pursuant to this Agreement, Employee shall be entitled to office space and working conditions consistent with the position as Chief Internal Auditor. The Bank shall provide Employee with such assistance and working accommodations as are suitable to the character of the position with the Bank and as are adequate for the performance of the Employee’s duties.”

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3.	The following new provision is added to the Agreement as Section 8(F):
“(F) Delay of Payment of Benefits in Certain Circumstances.
(i)	Separation from Service. ‘Separation from Service’ means the date on which the Employee dies, retires or otherwise experiences a ‘Termination of Employment’ with the Bank. Provided, however, a Separation from Service does not occur if the Employee is on military leave, sick leave or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if the leave is for a longer period, so long as the individual’s right to reemployment with the Bank is provided either by statute or by contract. If the period of leave exceeds six months and the Employee’s right to reemployment is not provided either by statute or contract, there will be a Separation from Service on the first date immediately following such six-month period. The Employee will incur a ‘Termination of Employment’ when a termination of employment is incurred under Treasury Regulation 1.409A-1(h)(ii).

(ii)	Suspension of Payments to Specified Employees. To the extent such suspension is required by Section 409A of the Internal Revenue Code of 1986, as amended (‘Code’) or Treasury Regulations issued pursuant to Code Section 409A, if an amount is payable to the Employee due to the Employee’s Separation from Service for a reason other than the Employee’s death, and if at the time of the Separation from Service the Employee is a ‘Specified Employee,’ payment of all amounts which constitute deferred compensation under Code Section 409A to the Employee under the Agreement will be suspended for six months following such Separation from Service. The Employee will receive payment of such amounts on the first day following the six-month suspension period.
(A)	A ‘Specified Employee’ means an individual who is a ‘Key Employee’ of the Bank at a time when the Holding Bank’s stock is publicly traded on an established securities market. The Employee will be a Specified Employee on the first day of the fourth month following any ‘Identification Date’ on which the Employee is a Key Employee.

(B)	The Employee is a ‘Key Employee’ if at any time during the 12-month period ending on an Identification Date the Employee is: (i) an officer of the Bank having annual compensation greater than $160,000 (as adjusted in the same manner as under Code Section 415(d) except that the base period will be the calendar quarter beginning July 1, 2001, and any increase under this sentence which is not a multiple of $5,000 will be rounded to the next lower multiple of $5,000); (ii) a five-percent owner of the Bank; or (iii) a one-percent owner of the Bank having an annual compensation greater than $150,000. For purposes of determining whether an Employee is an officer under clause (i), nor more than 50 employees (or, if lesser, the greater of three or ten percent of the employees) will be treated as officers, and those categories of employees listed in Code Section 414(q)(5) will be excluded.

(C)	The ‘Identification Date’ for purposes of this Agreement is December 31 of each calendar year.”
4.	The Agreement shall remain the same in all other respects.

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IN WITNESS WHEREOF, the Bank, by its officer thereunder duly authorized, and the Employee, have caused this Second Addendum to be executed as of November ___, 2008, but effective as of January 1, 2009.

HORIZON BANK, N.A.
By:
Craig M. Dwight, Chairman and
Chief Executive Officer

EMPLOYEE
By:
James H. Foglesong

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